AGREEMENT

Exhibit 4.7


PARTIES:

A. Dr. B. Usama(Consultant)


B. ProCoreGroup Inc.
2250 Warrensville Center Road
University Hts. Ohio 44118(Company)


SUBJECT MATTER:

Consulting Services. Act as President and Chief Executive Officer of the Company for a period of two(2) years.

TERMS:

1.00
Consultant agrees to provide consulting services as indicated in the above-referenced subject matter, and other services as requested by Company's Management.
Consultant agrees to manage and administrate the day to day operations of the company. Consultant agrees to oversee and manage the development and acquisition of the companies various business enterprises.
2.00
Consultant agrees to direct business opportunities to company whenever possible.

3.00
Company agrees to compensate Consultant with a sum of money equal to Seven-hundred-fifty Thousand Shares of free trading company stock plus other compensation as companies management determines.

4.00
Both Company and Consultant agree to re-negotiate this agreement as Company achieves more success.


Agreed and accepted:




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an authorized representative for ProCoreGroup INC.


Agreed and accepted:




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Dr. B. Usama


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